UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 9, 2012

Green Plains Renewable Energy, Inc.

(Exact name of registrant as specified in its charter)

Iowa	333-121321	84-1652107
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

450 Regency Parkway, Suite 400, Omaha, NE		68114
(Address of principal executive offices)		(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 9, 2012, the Compensation Committee (the “Committee”) of Green Plains Renewable Energy, Inc. (the “Company”) established the target cash bonus amounts for 2012 under the Company’s Short Term Incentive Plan (the “Plan”) for each participating officer, which range from 80% to 100% of such officer’s base salary, and the Company performance criteria that will be evaluated in determining the actual cash bonus amount. Based on the Plan, participants are eligible for awards in the ranges set forth below depending on the level of achievement of the Company performance criteria. The Committee will then evaluate individual performance criteria in relation to established goals for each executive officer aligned with the business plan of the Company and may adjust the award up or down in its discretion. Thereafter, the Committee may also adjust the award for external conditions beyond the control of the Company or the executive. The Company performance component is based on achieving stated goals for 2012 based on target earnings before interest, taxes, depreciation and amortization (“EBITDA”), target ranges for return on net assets (“RONA”), a safety metric, performance management execution and Committee discretion. The Company’s named executive officers are entitled to the following potential cash awards under the Plan for 2012:

Named Executive Officer & Title	Target Cash Bonus as a Percent of Base Salary (1)	Potential Award Range as a Percent of Base Salary (1)
Todd A. Becker, President & Chief Executive Officer	100%	0 - 200%
Jeffrey S. Briggs, Chief Operating Officer	80%	0 - 160%
Jerry L. Peters, Chief Financial Officer	80%	0 - 160%
Carl S. (Steve) Bleyl, EVP – Ethanol Marketing	80%	0 - 160%
Michael C. Orgas, EVP – Commercial Operations	80%	0 - 160%

(1)	Final awards are subject to Compensation Committee discretion and awards may exceed such amounts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Green Plains Renewable Energy, Inc.

Date: March 14, 2012	By:	/s/ Jerry L. Peters
Jerry L. Peters Chief Financial Officer (Principal Financial Officer)

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